UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2026

APTEVO THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37746	81-1567056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue Suite 1050
Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	APVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 11, 2026, Aptevo Therapeutics Inc. (the “Company”) entered into Warrant Inducement and Reload Letters (the “Inducement Letters”) with certain holders (the “Holders”) of the Company’s inducement common stock purchase warrants and PIPE common stock purchase warrants, each issued on August 13, 2026 (the “Existing Warrants”), pursuant to which the Holders agreed to exercise in full for cash the Existing Warrants to purchase up to an aggregate of 2,777,778 shares of common stock (“Common Stock”) of the Company (the “Existing Warrant Shares”) at a reduced exercise price of $1.08 per share (the “Warrant Exercise”).

In consideration of the Holders’ agreement to exercise the Existing Warrants in accordance with the Inducement Letters, the Company issued new unregistered common stock purchase warrants (the “Inducement Warrants”) to purchase up to an aggregate of 13,888,890 shares of Common Stock (the “Inducement Warrant Shares”), representing 500% of the number of Existing Warrant Shares issued pursuant to the Warrant Exercise, at an exercise price of $1.08 per share (the “Warrant Reload” and, together with the Warrant Exercise, the “Transaction”). The Inducement Warrants will be exercisable on or after the date on which the Company obtains the required stockholder approval and will expire on the five-year anniversary of the date of such stockholder approval.

The Company received aggregate gross proceeds of approximately $3.0 million from the Warrant Exercise, before deducting placement agent fees and other offering expenses payable by the Company. If the Inducement Warrants are exercised in full for cash, the Company would receive additional gross proceeds of approximately $15.0 million. The Company intends to use the net proceeds from the Transaction for working capital and general corporate purposes. The closing of the Transaction occurred on November 12, 2026.

The exercise price and the number of shares of Common Stock issuable upon exercise of each Inducement Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In addition, in certain circumstances, upon a fundamental transaction, a holder of the Inducement Warrants will be entitled to receive, upon exercise of such warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the warrants immediately prior to the fundamental transaction.

A Holder may not exercise any portion of its Inducement Warrants to the extent that the Holder, together with its affiliates and any other persons acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% or 9.99%, as elected by the Holder, of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

The Inducement Letters contain customary representations, warranties and agreements of the Company, including, but not limited to, the obligation to register the Inducement Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”), and certain limitation on subsequent equity sales and variable rate transactions of the Company. In addition, the Company has agreed that, for a period of one year following the closing date of the Transaction, the ratio of its next reverse stock split will not exceed 1-for-10.

The foregoing descriptions of the Inducement Letters and the Inducement Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the Inducement Letters and the Inducement Warrants, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure required by this Item and included in Item 1.01 of this Current Report is incorporated herein by reference. The Inducement Warrants and the Inducement Warrant Shares described above were offered in a private placement transaction pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, as applicable, and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

Item 8.01 Other Events.

The Company issued a press release announcing the Transaction on November 11, 2026. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Inducement Warrant
10.1	Form of Inducement Letter, by and between the Company and each Holder
99.1	Press release, dated November 11, 2026
99.2	Press release, dated November 12, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date:	November 12, 2026	By:	/s/ Daphne Taylor
Daphne Taylor Senior Vice President and Chief Financial Officer